Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S REGISTERED SECURITIES

As of the date of this Annual Report on Form 10-K, TriplePoint Private Venture Credit Inc. (“we,” “our” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: its common stock, par value $0.01 per share (“Common Stock”). The following description of the Common Stock is based on the relevant portions of the Maryland General Corporation Law (the “MGCL”), the Company’s Articles of Incorporation (the “Charter”) and the Company’s bylaws (the “Bylaws”). This summary is a description of the material terms of, and is qualified in its entirety by, the Charter and the Bylaws, each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K. As a result, this summary may not contain all of the information that is important to you. We refer you to the MGCL, the Charter and the Bylaws for a more detailed description of the provisions summarized below.

Description of Our Common Stock

Our authorized stock consists of 500,000,000 shares of stock, par value $0.01 per share, 450,000,000 shares of which are designated as Common Stock and 50,000,000 shares of which are designated as preferred stock. As permitted by the MGCL, our Charter provides that a majority of our entire Board of Directors (the “Board of Directors”), without any action by our stockholders, may amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Our Charter also provides that the Board of Directors may, subject to the rights of holders of our preferred stock, classify or reclassify any unissued shares of our Common Stock into one or more classes or series of our Common Stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations. As of December 31, 2020, we had 7,001,667 shares of our Common Stock issued and outstanding, and 525 shares of our preferred stock issued and outstanding.

All shares of our Common Stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our Common Stock if, as and when authorized by the Board of Directors and declared by us out of funds legally available therefrom. Shares of our Common Stock have no preemptive, exchange, conversion or redemption rights and there will be substantial limitations on the ability to transfer shares of our Common Stock both before and after any Advanced Liquidity Event (as defined below). In this regard, following an Advanced Liquidity Event, holders of shares of our Common Stock will be subject to lock-up restrictions contained in our Charter and any subscription agreement between us and our investors, pursuant to which they will be prohibited from selling or otherwise transferring or disposing of, directly or indirectly, shares of Common Stock for a minimum of (i) 365 days after the date of an Advanced Liquidity Event for all shares held by certain individuals and entities affiliated with TriplePoint Advisers LLC, our investment adviser (the “Adviser”), and (ii) 180 days after the date of an Advanced Liquidity Event for all of the shares held by an investor (other than certain individuals and entities affiliated with the Adviser), 270 days after the date of an Advanced Liquidity Event for two-thirds of the shares held by an investor (other than certain individuals and entities affiliated with the Adviser), and 365 days after the date of an Advanced Liquidity Event for the remaining one-third of the shares held by an investor (other than certain individuals and entities affiliated with the Adviser). The lock-up will apply to all shares acquired prior to an Advanced Liquidity Event but will not apply to any shares acquired in open market transactions or acquired pursuant to a dividend reinvestment plan, if applicable, after the date of an Advanced Liquidity Event.

An “Advanced Liquidity Event” includes: (1) a listing of shares on a national securities exchange, including in connection with an initial public offering, (2) a merger with another entity, including an affiliated company, subject to any limitations under the Investment Company Act of 1940, as amended (the “1940 Act”), or (3) the sale of all or substantially all of our assets.

In the event of our liquidation, dissolution or winding up, each share of our Common Stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to the preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Except as provided with respect to any series of preferred stock, (1) each share of our Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors, and (2) except as provided with respect to any other class or series of stock, including any outstanding series of preferred stock, the holders of our Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors.

Provisions of the MGCL and Our Charter and Bylaws

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our Charter authorizes and obligates us, to the maximum extent permitted by the MGCL and subject to the requirements of the 1940 Act, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.

Our Charter also permits us to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Election of Directors

Our Bylaws provide that the affirmative vote of the holders of a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present is required to elect a director. Under our Bylaws, our Board of Directors may amend the Bylaws to alter the vote required to elect directors.

Classified Board of Directors

Our Board of Directors is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. The holders of outstanding shares of any preferred stock are entitled, as a class, to the exclusion of the holders of all other securities and classes of Common Stock, to elect two of our directors at all times (regardless of the total number of directors serving on the Board of Directors). We refer to these directors as the “Preferred Directors”. The holders of outstanding shares of Common Stock and preferred stock, voting together as a single class, elect the balance of our directors.

At each annual meeting of stockholders, directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualified.

Number of Directors; Removal; Vacancies

Our Charter and Bylaws provide that the number of directors will be set only by the Board of Directors. Our Bylaws provide that a majority of our entire Board of Directors may at any time increase or decrease the number of directors. However, unless our Bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15. We have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors, including a vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act. Our Charter provides that, subject to the rights of holders of any class or series of our preferred stock outstanding, a director may be removed only for cause, as defined in our Charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Out Bylaws provide that, other than in the election of directors, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless a different number or proportion is required by statute or by the Charter. Our Charter provides that, except as relating to removal of directors, approval of certain Charter amendments, and approval of certain extraordinary actions and certain amendments to the Charter, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the Charter provides for stockholder action by less than unanimous consent, which our Charter does not).

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the Board of Directors, (2) pursuant to our notice of meeting or (3) by a stockholder who was a stockholder of record at the time of provision of notice, at the record date and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made only (1) by or at the direction of the Board of Directors or (2) provided that the special meeting has been called in accordance with our Bylaws for the purposes of electing directors, by a stockholder who was a stockholder of record at the time of provision of notice, at the record date and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our Bylaws generally do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our Bylaws provide that special meetings of stockholders may be called by our Board of Directors, its chairman and certain of our officers. Additionally, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by our Secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its Charter, merge, convert, transfer all or substantially all of its assets, engage in a share exchange, consolidate or engage in similar transactions outside the ordinary course of business, unless the action is declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its Charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our Charter generally provides for approval of Charter amendments and extraordinary transactions by the affirmative vote of the holders of a majority of the total number of shares entitled to vote on the matter. However, our Charter provides that approval of the following matters requires the affirmative vote of stockholders entitled to cast at least 80% of the votes entitled to be cast on the matter:
•amendments to the provisions of our Charter relating to the classification of the Board of Directors, the power of the Board of Directors to fix the number of directors and to fill vacancies on the Board of Directors, the vote required to elect or remove a director and the Board of Directors’ exclusive power to amend our Bylaws;
•Charter amendments that would convert us from a closed-end company to an open-end company or make our Common Stock a redeemable security (within the meaning of the 1940 Act);
•our liquidation or dissolution;
•amendments to the provisions of our Charter relating to the vote required to approve our dissolution, amendments to our Charter and extraordinary transactions;
•any merger, consolidation, conversion, statutory share exchange or sale or exchange of all or substantially all of our assets that the MGCL requires be approved by our stockholders; or
•any transaction between us, on the one hand, and any person or group of persons acting together that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly (other than solely by virtue of a revocable proxy), of one-tenth or more of the voting power in the election of our directors generally, or any affiliate of such a person, group or member of such a group, or collectively, “Transacting Persons,” on the other hand.

However, if such amendment, proposal or transaction is approved by at least a majority of our continuing directors (in addition to approval by the Board of Directors), the amendment, proposal or transaction may instead be approved by a majority of the votes entitled to be cast on such amendment, proposal or transaction, except that any liquidation or dissolution of the Company approved by a majority of our continuing directors that would not otherwise require stockholder approval under the MGCL or the 1940 Act would not require further stockholder approval unless another provision of our Charter requires such approval.

The “continuing directors” are defined in our Charter as our current directors as well as those directors whose nomination for election by our stockholders or whose election by the Board of Directors to fill vacancies is approved by a majority of the continuing directors then on our Board of Directors. Our Charter and Bylaws provide that our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Control Share Acquisition Act discussed below, as permitted by the MGCL, our Charter provides that stockholders will not be entitled to exercise appraisal rights unless the Board of Directors determines that such rights apply.

Control Share Acquisition

The Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights with respect to such control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations, including, as provided in our Bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future to the extent permitted by the 1940 Act.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who, directly or indirectly, beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was, directly or indirectly, the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board of Directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed, in whole or in part, at any time. If this resolution is repealed, or our Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflict with 1940 Act

Our Bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act (if we amend our Bylaws to be subject to such Act) and the Business Combination Act, or any provision of our Charter or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.